Exhibit 3.1
AMERICOLD REALTY TRUST

ARTICLES OF AMENDMENT

Americold Realty Trust, a Maryland real estate investment trust (the “Trust”), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Section 6.1 of Article VI of the Articles of Amendment of Restatement of the Trust, as amended (the “Articles”) authorizes the issuance of 325,000,000 common shares of beneficial interest, $.01 par value per share (“Common Shares”), and 25,000,000 preferred shares of beneficial interest, $.01 par value per share (“Preferred Shares” and, together with the Common Shares, the “Shares”).

SECOND: Section 6.1 of Article VI of the Articles provides that, subject to the terms of any class or series of Preferred Shares, the Board of Trustees of the Trust (the “Board”), with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Articles from time to time to increase or decrease the aggregate number of shares of any class or series that the Trust has authority to issue.

THIRD: The following amendment to the Articles as hereinafter set forth has been duly advised and approved by the Board and is limited to a change expressly authorized by Section 8-203(a)(8) of the Maryland REIT Law without any action by the shareholders of the Trust.

FOURTH: The Articles are hereby amended by deleting Section 6.1 of Article VI in its entirety, and replacing it with the following:

“Section 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 500,000,000 common shares of beneficial interest, $.01 par value per share (“Common Shares”) and 25,000,000 preferred shares of beneficial interest, $.01 par value per share (“Preferred Shares”). If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes or series that the Trust has authority to issue shall not be more than the total number of Shares set forth in the second sentence of this paragraph. Subject to the terms of any class or series of Preferred Shares, the Board of Trustees, with the approval of a majority of the entire Board and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue.”

FIFTH: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to the foregoing amendment of the Articles was 350,000,000, consisting of 325,000,000 Common Shares and 25,000,000 Preferred Shares. The aggregate par value of all authorized shares of beneficial interest having par value was $3,500,000. The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment of the Articles is 525,000,000, consisting of 500,000,000 Common Shares and 25,000,000 Preferred Shares. The aggregate par value of all authorized shares of beneficial interest having par value is $5,250,000.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and attested to by its Secretary on this 16th day of March, 2021.

Attest: /s/ James C. Snyder, Jr_______ Name: James C. Snyder, Jr. Title: Secretar	AMERICOLD REALTY TRUST By:/s/ Marc J. Smernoff (SEAL) Name: Marc J. Smernoff Title: Executive Vice President and Chief Financial Office